EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ACUSPHERE ISSUES YEAR-END REVIEW TO SHAREHOLDERS

- Outlines Goals for 2008 -

Watertown, MA, January 3, 2008 – Acusphere, Inc. (NASDAQ:ACUS) today issued the following letter to shareholders:

Dear Fellow Shareholders:

As we move into 2008, I want to provide Acusphere shareholders with a review of our progress in 2007 and our goals for 2008. We remain focused on our overall objective, ensuring that the New Drug Application (NDA) for our lead product candidate, Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension, is filed with the U.S. Food & Drug Administration (FDA) early this year. The key events of 2007, including the second of our Phase 3 trial results, our presentations at major medical conferences and the senior executives we added, combine to bolster our confidence in the strength of that application and the benefits that Imagify can provide.

Imagify Overview

Ultrasound is an inexpensive and convenient way to image the body but currently cannot assess myocardial perfusion (blood flow to the heart muscle). Evaluation of both perfusion and wall motion enables the early and accurate detection of coronary artery disease (CAD) — the leading cause of death in the U.S. and throughout the world. We believe that Imagify, once it is approved by FDA for use as an imaging agent with stress ultrasound, can compete effectively with the nuclear stress imaging test, an inconvenient and expensive standard for assessing perfusion today. More than 10 million stress imaging procedures are performed each year in the U.S. to detect CAD, providing Acusphere with an addressable U.S. market potential for Imagify of more than $2 billion per year.

Progress in 2007

Significant progress was made on the development of Imagify and our patented technology as well as in the strengthening of our management team.

Announced positive RAMP-2 trial results: Our Phase 3 clinical program was designed to demonstrate that the efficacy of Imagify-enhanced stress ultrasound is statistically non-inferior or equivalent to nuclear stress. In May 2007, we announced the results of our second pivotal Phase 3 clinical trial, RAMP-2 (Real-time Assessment of Myocardial Perfusion). Based on the prospective statistical design, we believe this trial was successful, as the primary endpoint, accuracy, was met. Additional primary endpoint results showed Imagify to be superior to nuclear in sensitivity, although specificity relative to nuclear was not quite achieved. Moreover, Imagify has now been evaluated in more than 1,000 patients and it has been well tolerated.

Held constructive pre-NDA meetings with FDA: We continued to have a productive and positive dialogue with FDA as part of the pre-NDA preparation process. In addition to our previously announced meeting in October with FDA to discuss the Chemistry, Manufacturing and Controls section of the NDA, we had another meeting with FDA to discuss the clinical and non-clinical safety and efficacy sections in November. We came to agreement on all of FDA’s information and formatting requests, all of which we believe can be accomplished within our timelines. At the November meeting, there was significant discussion of trial design, endpoints and results. We continue to believe that accuracy is an appropriate endpoint for measuring efficacy in a patient population like RAMP-1 and RAMP-2, where disease prevalence was about 50%. We also believe that the sensitivity and specificity data generated in both trials support an overall conclusion of efficacy. We believe that the FDA will agree with our conclusion after they have completed their NDA review.

Presented Phase 3 data at important medical conferences: After a peer review process, portions of our Phase 3 data were presented at the American Heart Association (AHA) in November and in December at EuroEcho, the conference for European echocardiologists. We were extremely gratified by the high interest and strong support we received at each of these events, consistent with reactions we have heard from clinicians previously. They very much see Imagify as helping them identify patients with coronary artery disease, and they are extremely interested in being able to use Imagify for this purpose once it is approved by FDA. They are especially appreciative of Imagify’s added benefit, enabling them to avoid radiation exposure, by their healthcare staff and their patients.

Advanced the qualification of our commercial manufacturing facility: One of the major elements associated with the NDA filing for Imagify is qualifying our commercial manufacturing facility in Tewksbury, Massachusetts   I am pleased to report that we made significant progress in 2007 and we are proud of our manufacturing team for their dedication and performance.

Demonstrated versatility of core technology platform:  While much of our focus in 2007 was on our lead product candidate, Imagify, we also demonstrated again the versatility and range of applications of our microparticle technology. We presented a poster on clopidogrel, the active ingredient in Plavix®, a multi-billion dollar anti-platelet drug and another on oxcarbezepine, the active ingredient in Trileptal®, the leading anti-epilepsy drug. In October, we announced that AI-850, built upon our Hydrophobic Drug Delivery System (HDDS), was potentially bio-equivalent to Abraxane®, one of the fastest growing cancer drugs in the market today. At that time, we also stated that we could foresee a shortened path to commercialization with this product, which could be funded by a potential partner. We also secured yet another patent on our drug delivery technology, bringing our patent total to 31.

Strengthened senior management team: In 2007, the Company recruited three key senior executives with impressive backgrounds who are already playing pivotal roles in enabling us to push Imagify forward to approval and commercialization.

Senior Vice President of Regulatory Affairs, Dennis Bucceri joined in January to lead the development of the NDA filing and approval process. Dennis brings a comprehensive background in the pharmaceutical and biotech industry, having overseen more than 35 NDA approvals, most recently as Vice President of Regulatory Affairs at Genzyme. Dennis is providing strong leadership and setting a constructive tone in our discussions with FDA.

Senior Vice President of Business Development, Patrick Gallagher joined in June to lead our partnership discussions. Patrick also brings considerable expertise to this effort, having held senior positions in business development at Mylan Laboratories, Bristol-Myers Squibb and Johnson & Johnson, and structuring a wide variety of transactions valued at more than $800 million.

Senior Vice President, Chief Financial Officer and Secretary, Larry Gyenes joined in October. Larry had a 15-year career at Searle where he finished as the head of its global finance organization. Since then he has served as CFO of several public and private companies including Helene Curtis, CompuServe, Reliant Pharmaceuticals and Savient. He also advised DuPont Pharmaceuticals on what resulted in its $7.8 billion sale to Bristol-Myers Squibb.

These appointments cement our strong management team at this pivotal point in our history, and demonstrate the attractiveness of the opportunity that Acusphere presents to talented executives.

2008 Financial Guidance

As of the end of 2007, our cash position was approximately $26 million (unaudited). Currently, we believe that activities to support the regulatory submissions and the FDA review process, including a pre-approval inspection of our manufacturing operations, will require approximately $11-14 million in cash per quarter through the end of 2008. We have several critical goals for 2008 focused exclusively on the approval of Imagify. Accordingly, we have decided not to continue funding the PACE study, since data from this trial would potentially support expansion of the market rather than approval of the product.

2008 Goals

Goals that are critical to Imagify approval include:

Complete aseptic validation and process performance qualification: Aseptic validation ensures that our equipment is sterile and our clean rooms are operational. Process performance qualification ensures reproducible production of sterile product at commercial scale. These are moving forward. Aseptic validation is the last critical step to complete our NDA filing.

Submit Imagify NDA in early 2008: Ensuring that this comprehensive submission is strong and compelling is our most important priority. The extensive clinical documentation was largely completed in 2007. We are now focused on completing the manufacturing qualification process. In addition, we have been working closely with our partner Nycomed on the electronic file formatting to optimize the development of the Marketing Authorization Application (MAA) for the European Union. As previously disclosed, we anticipate that we will file the NDA early this year and that the MAA filing will occur a few months later. Based upon guidelines in the Prescription Drug User Fee Act (PDUFA), we expect a full response letter from FDA regarding its review of our NDA ten months after the NDA submission.

Close additional financing:   As we have previously indicated, our cash resources are sufficient to carry us through the first quarter of 2008. We have been pursuing several avenues of potential financing including our ongoing Imagify partnering discussions, partnerships around other aspects of our technology as well as equity financing discussions. Most of these discussions have been targeted at potential Imagify partnerships. You will recall that in 2004, we reached a $70 million agreement with Nycomed on the European sales and marketing rights to Imagify. We are now in active discussions about U.S. and Asian partnerships.

Respond to FDA requests for information during the NDA review:  Once the NDA is filed, we anticipate that FDA representatives will have questions and will want to review our data in more detail. A pre-approval inspection of our commercial manufacturing facility will be part of this process. There will likely be many questions on clinical and non-clinical data as well. Our timely response to these requests will be important, and we anticipate that this will absorb a great deal of our time and energies, since as we noted, ensuring that the NDA submission is strong and compelling is our highest priority.

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Significant progress was made in the past year and we look forward to the successful completion of our 2008 goals, confident in the strength of Imagify and our ability to communicate that to FDA through our NDA filing. We appreciate the continued support from our investors and the medical community as we move Imagify closer to the market place. We will continue to make Acusphere management available to our investors directly and at various investor conferences throughout the year. I look forward to the upcoming year and accomplishing our mission together.

Sincerely,

Sherri C. Oberg

President and CEO

About Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension

Imagify™ is an investigational new drug developed to assess perfusion using ultrasound (or echocardiography) for the detection of coronary artery disease. Myocardial perfusion is blood flow in the heart muscle and is a sensitive marker of coronary artery disease. Currently, perfusion information is not available using cardiac ultrasound but must be obtained using a nuclear stress test, which is the most frequently used imaging procedure for detecting coronary artery disease. Imagify is designed to provide real-time perfusion information with quicker results, lower cost, broader access and no exposure to radiation compared with nuclear stress tests. Imagify was designed to be used with commercially available ultrasound equipment and established imaging techniques.

Glossary of Terms Used Above

Accuracy: the ability to correctly diagnose all the patients in the study.

Non-inferiority: a statistical type of trial analysis, which is designed to show that one test is comparable to another test, within a certain statistical margin of error.

RAMP-1 and RAMP-2:  The two pivotal Phase 3 trials conducted by Acusphere to assess the safety and efficacy of Imagify. The purpose of these trials is to demonstrate that stress ultrasound with Imagify™ is non-inferior to nuclear stress testing. RAMP is an abbreviation of Real-time Assessment of Myocardial Perfusion with ultrasound.

Sensitivity: The ability to correctly diagnose patients with confirmed disease.

Specificity: The ability to correctly diagnose patients confirmed to be without disease.

NDA: New Drug Application seeking U.S. regulatory approval to market and sell a new drug such as Imagify.

MAA: Marketing Authorization Application seeking regulatory approval in the European Union to market and sell a new drug such as Imagify.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. In May 2007, we announced the results of our Phase 3 pivotal trials for Imagify. We are currently working towards submitting an NDA (New Drug Application) for Imagify. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and likelihood of regulatory approval of an NDA submission for Imagify, the timing and success of qualification of a commercial manufacturing facility, including process qualification and aseptic validation, capital requirements, and commercial prospects for the Company’s current and future product candidates. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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CONTACT: Conway Communications

Mary T. Conway, 617-244-9682

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Acusphere, Inc.

Investors: 617-925-3444

IR@acusphere.com

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Media: 617-648-8800